NEWS RELEASE
FOR IMMEDIATE RELEASE
CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Andrea Johnston, Pure Communications
(910) 616-5858
EPIX Announces Retirement of
Christopher Gabrieli as Chairman of the Board of Directors
Frederick Frank Appointed as New Chairman
LEXINGTON, Mass., May 2, 2007 – EPIX Pharmaceuticals, Inc. (NASDAQ: EPIX) today announced that its Chairman of the Board of Directors, Christopher F. O. Gabrieli, has decided to retire from the EPIX Board of Directors, effective as of the date of the EPIX Annual Meeting of Stockholders on June 27, 2007. Mr. Gabrieli is a Senior Partner of Bessemer Venture Partners, and co-founder and Chairman of Massachusetts 2020, a non-profit public policy organization. As an early investor in EPIX, Mr. Gabrieli has been an active supporter and has provided the company with invaluable counsel over the years. Upon Mr. Gabrieli’s retirement, Frederick Frank, currently a member of the EPIX Board, has been appointed to serve as Chairman of the EPIX Board of Directors. Mr. Frank is also Vice Chairman and Director of Lehman Brothers, Inc.
“We wish to sincerely thank Chris for all of his contributions to EPIX,” said Michael G. Kauffman, M.D., Ph.D., Chief Executive Officer of EPIX. “Chris has always supported our company and offered us his expert counsel and leadership. We know that Chris will continue as a champion of EPIX, and we wish him the best in all of his business and personal endeavors.”
“EPIX has taken great strides forward during my time on the Board of Directors and I have greatly enjoyed working with the EPIX management team as the company has grown, merged and transformed to be a leader in the discovery and development of GPCR-targeted drug therapies,” said Gabrieli. “I believe the company is poised to move ahead yet again and, as a result, the timing is opportune for me to dedicate more time to my other endeavors. I would like to thank EPIX for such a rewarding experience and wish the company the best for continued success.”
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering, developing and commercializing novel pharmaceutical products through the use of proprietary technology to better diagnose, treat and manage patients. The company has five internally-discovered therapeutic and imaging drug candidates currently in clinical trials targeting conditions such as depression, Alzheimer’s disease, cardiovascular disease and obesity. These drug candidates include PRX-08066 in Phase 2 clinical development for pulmonary hypertension associated with chronic obstructive pulmonary disease, PRX-03140 which is in a Phase 2a clinical trial in Alzheimer’s disease, PRX-00023 which is in a Phase 2b clinical trial in major depressive disorder, and PRX-07034, which recently completed a Phase 1b clinical trial and is in development for the treatment of obesity and cognitive impairment. The company also has a blood-pool imaging agent (Vasovist™) approved in 32 countries and marketed in Europe. EPIX also has collaborations with leading organizations, including GlaxoSmithKline, Amgen, Cystic Fibrosis Foundation Therapeutics, and Bayer Schering Pharma AG, Germany.
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations of management. These statements relate to, among other things, our expectations regarding the timing of Mr. Gabrieli’s retirement from the Board of Directors and Mr. Frank’s appointment as Chairman of the Board of Directors. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K.
###